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News Release

April 25, 2006

Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director, Investor and Corporate Communications

BANTA REPORTS SOLID FIRST QUARTER RESULTS

•	Diluted earnings per share from continuing operations reached 56 cents compared with 54 cents in 2005’s first quarter.

•	Earnings from continuing operations were $13.7 million, comparable to last year’s record first quarter.

•	Revenue from continuing operations was $384 million compared with $386 million reported in 2005’s first quarter.

MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported first quarter 2006 earnings from continuing operations of $13.7 million, nearly equal to 2005’s record first quarter earnings from continuing operations. First quarter revenue from continuing operations was $384 million, slightly below the $386 million recorded in the first quarter of 2005. Diluted earnings per share from continuing operations reached 56 cents compared with last year’s 54 cents.

        Approximately 6 cents of diluted earnings per share were due to higher interest income, a lower tax rate, and fewer shares outstanding as a result of share repurchases during the past 12 months. This increase was partially offset by incremental expense of 4 cents per diluted share (approximately $1.5 million) for equity-based compensation, primarily associated with stock option expensing, as required by new accounting standards.

        Comparisons with last year’s first quarter results exclude both the operating earnings of the Banta Healthcare Group, which was sold during the second quarter of 2005, and a gain on the sale of the Group’s West Coast distribution facility. Last year’s first quarter net earnings, including results from the discontinued operation and the proceeds from the asset sale, were $16.0 million, or 63 cents per diluted share.

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        “Our first quarter results came in as we expected, for the most part matching last year’s strong first quarter,” said Banta Chairman, President and Chief Executive Officer Stephanie A. Streeter. “The Banta Print Sector had mixed results, with excellent contributions from our literature management division and improved earnings from both the direct marketing and book divisions. Our Supply-Chain Management Sector continued to benefit from healthy unit volume from several of its major customers, however first quarter pricing pressures and currency effects caused both revenue and operating earnings to fall short of last year’s record first quarter.”

        The corporation’s outlook for the remainder of the year is unchanged, noted Streeter. “We continue to expect that 2006 will be another record year for Banta,” said Streeter. “While we believe our second quarter results will again be relatively comparable to those in the same period last year, we expect stronger performance during the final six months of the year as we ramp up our service to new customers in our Supply-Chain Management Sector, including a significant new relationship with a major medical device company. In addition, our Print Sector should more fully benefit from its continuing productivity gains during the historically stronger second half.”

        Management’s full-year 2006 guidance continues to be for revenue in the range of $1.6 billion to $1.65 billion, and diluted earnings per share from continuing operations, including the first-year effects of expensing stock options, in the range of $3.00 to $3.15.

OPERATING HIGHLIGHTS

•	Print Sector revenue in the first quarter reached $280 million, 2 percent above the $275 million reported in the same period last year. Three major issues impacted Print Sector revenue: paper price increases, strong sales from the literature management division, and the negative impact from price and mix changes. First quarter operating earnings for the Print Sector were $16.1 million, compared with $16.5 million in the first quarter of 2005.

•	The book division reported improved operating earnings on lower revenue, benefiting from strong productivity efforts and healthy volumes in fulfillment services for major customers. Business activity for the quarter started off slowly, but momentum grew throughout the three-month period, providing a good start to the second quarter.

•	The literature management division delivered exceptionally strong gains in both revenue and operating earnings during the quarter. In addition to several new customer wins, the division benefited from continuing good activity involving the production and fulfillment of enrollment kits related to a major customer’s Medicare Part D prescription drug program.

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•	The catalog division reported lower first quarter revenue and operating earnings. A general decline in catalog volumes and continued pricing pressures caused results to fall short of last year’s strong first quarter. While several new customers were gained during the first quarter, the new accounts did not involve first quarter catalog production.

•	The direct marketing division turned in another good quarter, with both revenue and operating earnings above 2005’s strong first quarter. Spending on direct mail promotions by major customers remained at a high level during the quarter, especially in the highly personalized sub-segment of the market.

•	The publications division reported lower revenue and operating earnings due to aggressive competitive pricing, and reduced volumes of magazine and commercial print work. Earnings were also affected by the start-up costs for the division’s newly announced co-mailing and distribution center.

•	Banta's Supply-Chain Management Sector reported first quarter revenue of $103 million, compared with the prior year’s first quarter record $111 million, with about one-half of the decline related to currency valuations. Operating earnings fell short of last year’s strong first quarter, at $11.4 million compared with 2005’s $12.4 million. While business activity remained good among Banta’s major customers, normal contractual adjustments at the beginning of the year caused additional downward pressure on prices. However, a favorable value-added product mix, strong cost controls and continuing productivity advances enabled the sector’s operating margin to equal last year’s solid first quarter.

        Banta will host a conference call to discuss its first quarter results on Wednesday, Apr. 26 at 9:00 a.m. CDT (10:00 a.m. EDT). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

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        Banta Corporation is a technology and market leader in printing and supply-chain management services. Our integrated approach provides a comprehensive combination of printing, binding and digital imaging solutions to leading publishers and direct marketers. We excel at helping customers find unique solutions to the complex challenges of getting their products and communications to market. We focus on five printing services markets: books, special-interest magazines, catalogs, direct marketing and literature management. Banta’s global supply-chain management business provides a wide range of outsourcing capabilities to some of the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing pressures imposed by competitive factors and the corporation’s customers, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, unanticipated changes in the pattern of sourcing printed material in low-cost countries by customers, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended March
	2006	2005
Revenue	$383,610	$386,277
Cost of Printing and Supply-Chain Services	302,077	302,358

Gross Earnings	81,533	83,919
SG&A Expense	61,900	63,297

Earnings from Operations	19,633	20,622
Other Income (Expense)
Interest Expense	(1,313)	(1,556)
Interest Income	1,421	737
Other Income (Expense), net	(199)	414

Earnings from Continuing Operations
before Income Taxes	19,542	20,217
Provision for Income Taxes	5,860	6,470

Earnings from Continuing Operations	13,682	13,747
Discontinued Operations
Earnings from Operations of
Healthcare Segment, Net of Income Taxes	--	960
Gain from the Sale of Healthcare Segment,
Net of Income Taxes	--	1,300

Net Earnings	$13,682	$16,007

Basic Earnings per Share:
Continuing Operations	$0.57	$0.55
Discontinued Operations	$--	$0.04
Gain from Sale of Discontinued Operations	$--	$0.05

Total	$0.57	$0.64

Diluted Earnings per Share:
Continuing Operations	$0.56	$0.54
Discontinued Operations	$--	$0.04
Gain from Sale of Discontinued Operations	$--	$0.05

Total	$0.56	$0.63

Average Shares Outstanding:
Basic	24,052	24,999
Diluted	24,505	25,375
Composite Tax Rate on Continuing Operations	30.0%	32.0%

SEGMENT INFORMATION

	3 Months Ended March
Revenue	2006	2005
Printing Services	$280,183	$274,937
Supply-Chain Management Services	103,427	111,340

	$383,610	$386,277

Earnings from Operations
Printing Services	$16,141	16,477
Supply-Chain Management Services	11,446	12,407

Segment earnings from operations	27,587	28,884
Unallocated corporate expenses	(7,954)	(8,262)
Interest expense	(1,313)	(1,556)
Interest income	1,421	737
Other income (expense), net	(199)	414

Earnings from continuing operations before
income taxes	$19,542	$20,217

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Apr. 1, 2006	Dec. 31, 2005
Cash and cash equivalents	$145,752	$148,895
Receivables	266,074	295,993
Inventories	79,921	80,756
Other current assets	18,742	20,696

Total current assets	510,489	546,340

Plant and equipment, net	266,030	263,849
Other assets	94,278	84,162

Total Assets	$870,797	$894,351

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$107,780	$107,943
Other accrued liabilities	67,015	85,616
Current maturities of long-term debt	11,464	11,460

Total current liabilities	186,259	205,019

Long-term debt	65,683	75,046
Deferred income taxes	14,728	15,250
Other noncurrent liabilities	58,737	56,447
Shareholders' investment	545,390	542,589

Total Liabilities and Shareholders' Investment	$870,797	$894,351

Statement of Cash Flows	3 Months Ended March
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$13,682	$16,007
Adjustments to reconcile net earnings to
net cash provided
Depreciation	13,516	14,460
Deferred income taxes	(848)	14
Tax benefit from the exercise of stock options	--	967
Excess tax benefits from equity compensation	(460)	--
Non-cash equity compensation	1,702	154
Gain on sale of Healthcare Segment	--	(1,300)
Gain on sale of fixed assets	(33)	(219)
Change in assets and liabilities	7,427	(5,635)

Cash provided by operating activities	34,986	24,448

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(15,506)	(9,980)
Proceeds from sale of fixed assets	86	199
Proceeds from sale of Healthcare Segment	--	6,753

Cash used for investing activities	(15,420)	(3,028)

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt	(9,359)	(1,256)
Short-term borrowings, net of repayments	--	10,000
Dividends paid	(4,342)	(4,257)
Proceeds from exercise of stock options, net	2,917	2,771
Repurchase of common stock	(13,147)	(15,664)
Excess tax benefit from equity compensation	460	--
Other	(64)	--

Cash used for financing activities	(23,535)	(8,406)

Effect of exchange rate changes on cash
and cash equivalents	826	(5,706)

Net increase (decrease) in cash	$(3,143)	$7,308